Exhibit 4.1

SUBSCRIPTION AGREEMENT

MANGOCEUTICALS, INC.

A TEXAS CORPORATION

This is a Subscription for

8% Series D Convertible Cumulative Preferred Stock

(also referred to herein as the “Series D Preferred Stock” or the “Shares”)

of

Mangoceuticals, Inc. (the “Company”)

THIS SUBSCRIPTION AGREEMENT (this “Agreement” or this “Subscription”) is made and entered into as of the date of the Subscriber’s electronic signature below, by and between the undersigned (the “Subscriber,” “Investor,” or “you”) and Mangoceuticals, Inc., a Texas corporation (the “Company” or “we” or “us” or “our”), with principal offices at 17130 N. Dallas Parkway, Suite 240, Dallas, Texas 75248, with reference to the facts set forth below.

WHEREAS, subject to the terms and conditions of this Agreement, the Subscriber wishes to subscribe for and purchase (subject to acceptance of such subscription by the Company) a portion of the up to 1,000,000 shares of the Company’s 8% Series D Convertible Cumulative Preferred Stock, at a purchase price of $10.00 per share (the “Series D Preferred Stock” or the “Shares”), in the amount set forth in Section 1 and on the signature page hereto, offered pursuant to the Company’s Offering Statement on Form 1-A (the “Offering Statement”) qualified by the Securities and Exchange Commission (the “SEC”) and the related Offering Circular, as supplemented or amended from time to time (the “Offering Circular”).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

NOTICE REGARDING AGREEMENT TO ARBITRATE

ALL INVESTORS ARE REQUIRED TO ARBITRATE ANY DISPUTE ARISING OUT OF THEIR INVESTMENT IN THE COMPANY TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW. ALL INVESTORS FURTHER AGREE THAT THE ARBITRATION WILL BE BINDING AND HELD IN DALLAS COUNTY, TEXAS. EACH INVESTOR ALSO AGREES TO WAIVE ANY RIGHTS TO A JURY TRIAL TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW. OUT OF STATE ARBITRATION MAY FORCE AN INVESTOR TO ACCEPT A LESS FAVORABLE SETTLEMENT FOR DISPUTES. OUT OF STATE ARBITRATION MAY ALSO COST AN INVESTOR MORE TO ARBITRATE A SETTLEMENT OF A DISPUTE.

THESE DISPUTE RESOLUTION PROVISIONS APPLY IN ANY LITIGATION RELATING TO THIS SUBSCRIPTION AGREEMENT, THE SERIES D PREFERRED STOCK, OR THE COMPANY, INCLUDING CLAIMS UNDER THE U.S. FEDERAL SECURITIES LAWS, ONLY TO THE EXTENT PERMITTED BY APPLICABLE LAW.

BY AGREEING TO BE SUBJECT TO THE ARBITRATION PROVISION CONTAINED IN THIS SUBSCRIPTION AGREEMENT, INVESTORS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR ANY RIGHT OR REMEDY THAT CANNOT LAWFULLY BE WAIVED.

NOTICE REGARDING WAIVER OF RIGHTS TO INSPECT BOOKS AND RECORDS

BY AGREEING TO BE SUBJECT TO THE WAIVER PROVISIONS CONTAINED IN THIS AGREEMENT, INVESTORS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR ANY RIGHT OR REMEDY THAT CANNOT LAWFULLY BE WAIVED.

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1. Subscription for and Purchase of the Shares.

1.1.	Subject to the express terms and conditions of this Agreement, the Subscriber hereby subscribes for and agrees to purchase the Shares, at a purchase price of $10.00 per Share, in the amount of the aggregate purchase price (the “Purchase Price”) set forth on the signature page to this Agreement;

1.2.	Unless waived by the Company, the Subscriber must initially purchase at least 250 Shares ($2,500.00 in the aggregate) in this offering. Additional subscriptions must be made in increments of one Share ($10.00).

1.3.	The offering of Shares is described in the Offering Circular, which is available through the online subscription platform operated by the Company’s designated transfer agent and payment-processing service provider, T7X Equities, Inc. (“T7X,” and the online platform it operates, the “Platform”), as well as on the SEC’s EDGAR website and at invest.mangorx.com. Please read this Agreement, the Offering Circular, and the Certificate of Designations governing the terms of the Series D Preferred Stock. The Company advises you to print and retain a copy of these documents for your records. By signing electronically below, you agree to the following terms together with the Platform’s Terms and Conditions and Terms of Service and agree to transact business with us and to receive communications relating to the Shares electronically.

1.4.	The Company has the right to accept or reject this Subscription in whole or in part for any reason or no reason, subject to applicable law. This Agreement will not be binding on the Company unless and until the Company accepts the Subscription. The offering has no minimum offering amount, subscription proceeds will not be held in escrow pending the sale of a minimum amount, and the Company may conduct one or more rolling closings. Following acceptance and the applicable closing, this Agreement may not be cancelled, terminated or revoked except as required by applicable law and, in the case of an individual, shall survive the Subscriber’s death or disability and shall be binding upon the Subscriber and the Subscriber’s heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

1.5.	Before acceptance, you may request cancellation or amendment of your Subscription by written or electronic notice through the Platform or to the notice address specified in this Agreement. Following acceptance and the applicable closing, your commitment to purchase the Shares is irrevocable except as required by applicable law.

1.6.	The undersigned has received or obtained access to the Offering Circular and the Certificate of Designations of Mangoceuticals, Inc. Establishing the Designations, Preferences, Limitations and Relative Rights of Its 8% Series D Convertible Cumulative Preferred Stock, filed with the Texas Secretary of State and effective November 10, 2026, as it may be amended in accordance with its terms (the “Certificate of Designations”), and agrees that execution of this Agreement constitutes acknowledgment of, and agreement to be bound by, the terms of the Series D Preferred Stock set forth therein. Upon the Company’s acceptance of this Agreement and the applicable closing, the undersigned will become a holder of Shares. The Certificate of Designations and the Offering Circular are incorporated into this Agreement by reference with respect to the terms of the Series D Preferred Stock, and the Certificate of Designations will control any conflict concerning the rights, preferences, limitations or relative rights of the Series D Preferred Stock.

1.7.	The undersigned has carefully reviewed the arbitration notice set forth on the first page of this Agreement, Section 11 and Section 12 of this Agreement, and the arbitration risk factor disclosure in the Offering Circular. The undersigned hereby acknowledges, understands, and agrees that, to the fullest extent permitted by applicable law: (a) arbitration is final and binding on the parties; (b) the parties are waiving their right to seek remedies in court, including the right to jury trial; (c) pre-arbitration discovery is generally more limited than and potentially different in form and scope from court proceedings; (d) the Arbitration Award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of a ruling by the arbitrators is strictly limited; and (e) the panel of arbitrators may include a minority of persons engaged in the securities industry. Such arbitration provision limits the rights of an investor to some legal remedies and rights otherwise available, but does not waive compliance with the federal securities laws or any right or remedy that cannot lawfully be waived.

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2. Purchase of the Shares.

2.1.	The Subscriber understands that the Purchase Price is payable with the execution and submission of this Agreement, and accordingly is submitting the Purchase Price by ACH transfer, wire transfer or U.S. Dollar Coin (“USDC”) in accordance with the payment instructions made available through the Platform. A Subscriber paying with USDC must transfer the USDC into the Subscriber’s T7X sub-wallet. For purposes of the Subscription, one USDC will be credited as one U.S. dollar when both T7X and the Company accept the Subscription. Upon acceptance, the accepted USDC will be moved from the Subscriber’s T7X sub-wallet to the Company’s T7X sub-wallet.

2.2.	If the Company returns the Subscriber’s Purchase Price to the Subscriber, the Company will not pay any interest to the Subscriber. T7X will bear underlying blockchain gas and network fees. The Subscriber will bear any fees incurred to acquire USDC, convert other assets into USDC or transfer USDC into the Subscriber’s T7X sub-wallet.

2.3.	If this Subscription is accepted by the Company, the Subscriber agrees to comply fully with the terms of this Agreement, the Series D Preferred Stock, the Offering Circular, the Certificate of Designations and all other applicable documents or instruments of the Company. The Subscriber further agrees to execute any other necessary documents or instruments in connection with this Subscription and the Subscriber’s purchase of the Shares.

2.4.	If this Subscription is rejected in full or the offering is terminated, payment made by the Subscriber to the Company for the Shares will be returned to the Subscriber without interest, and the Subscriber’s obligations hereunder shall terminate. If a USDC Subscription is rejected, the USDC will remain in the Subscriber’s T7X sub-wallet and may be withdrawn in accordance with T7X procedures and applicable compliance requirements. To the extent this Subscription is accepted only in part, the Company will return the portion of any ACH or wire payment attributable to the rejected portion without interest, and the Subscriber’s obligations hereunder shall remain in effect only for the accepted portion.

2.5.	If funds are not ultimately received by the Company or are subsequently withdrawn by the Subscriber, whether due to an ACH chargeback or otherwise, this Agreement may be terminated before acceptance, and the Subscriber shall not be entitled to any Shares. If a USDC Subscription is insufficiently funded or accepted only in part, the Subscriber may, before acceptance, cancel the proposed transaction, amend the Subscription to the funded or accepted amount, or transfer additional USDC sufficient to fund the Subscription. No closing will occur and no Shares or corresponding ownership record will be issued until sufficient funds are available for the accepted amount.

3. Investment Representations and Warranties of the Subscriber.

The Subscriber represents and warrants to the Company the following:

3.1.	The information that the Subscriber has furnished herein, including the information furnished to the Company through the Platform regarding the Subscriber’s investment eligibility, is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that the Company accepts this Subscription. The Subscriber represents that the Subscriber is a qualified purchaser for purposes of Regulation A because the Subscriber either (i) is an “Accredited Investor” under Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), or (ii) if not an Accredited Investor, the Purchase Price does not exceed 10% of the greater of annual income or net worth for a natural person, or 10% of the greater of annual revenue or net assets as of the most recently completed fiscal year for an entity or other non-natural person, calculated in accordance with applicable Regulation A and Rule 501 requirements. The Subscriber shall immediately notify the Company of any change before acceptance. The Company and any investigating party may rely upon these representations and warranties.

3.2.	Reserved.

3.3.	The Subscriber has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by the Company, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

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3.4.	At no time has it been expressly or implicitly represented, guaranteed or warranted to the Subscriber by the Company or any other person that:

(a)	A percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment;

(b)	That although dividends on the Series D Preferred Stock accrue at an initial rate of 8% per annum on the $10.00 stated value, are cumulative, simple and non-compounding, and are payable exclusively in cash when, as and if declared by the Company’s Board of Directors and legally and contractually payable, such dividends may not be declared or paid; or

(c)	The past performance or experience on the part of the Company and/or its management does in any way indicate the predictable or probable results of the ownership of the Shares or the Company’s overall business.

3.5.	The Subscriber has received or obtained access to this Agreement, the Offering Circular and the Certificate of Designations. The Subscriber and/or the Subscriber’s advisors, who are not affiliated with and not compensated directly or indirectly by the Company or an affiliate thereof, have such knowledge and experience in business and financial matters as will enable them to utilize the information received in connection with the Company and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect the Subscriber’s own interests in connection with the purchase of the Shares.

3.6.	The Subscriber understands that the Shares being purchased are a speculative investment which involves a substantial degree of risk of loss of the Subscriber’s entire investment in the Shares, and the Subscriber understands and is fully cognizant of the risk factors related to the purchase of the Shares. The Subscriber has read, reviewed and understood the risk factors set forth in the Offering Circular, including the risks relating to the Company, the Series D Preferred Stock, conversion and redemption, transfer restrictions, the absence of a public market, and the tokenized administrative record.

3.7.	The Subscriber understands that any forecasts or predictions as to the Company’s performance are based on estimates, assumptions and forecasts that the Company believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by any such forecasts.

3.8.	The Subscriber is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time. The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Subscriber’s entire investment in the Shares.

3.9.	With respect to a non-accredited investor, the Purchase Price for the Shares being purchased by the Subscriber does not exceed 10% of the greater of the Subscriber’s annual income or net worth (for natural persons), or 10% of the greater of the Subscriber’s annual revenue or net assets as of the end of its most recently completed fiscal year (for non-natural persons), in each case as calculated under applicable Regulation A and Rule 501 requirements.

3.10.	The Subscriber has had an opportunity to ask questions of the Company or anyone acting on its behalf and to receive answers concerning the terms of this Agreement and the Shares, as well as about the Company and its business generally, and to obtain any additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information contained in this Agreement. Further, all such questions have been answered to the full satisfaction of the Subscriber.

3.11.	The Subscriber agrees to provide any additional documentation the Company may reasonably request, including documentation required to form a reasonable basis that the Subscriber qualifies as an Accredited Investor under Rule 501(a) of Regulation D or satisfies the applicable 10% investment limitation for a non-accredited purchaser under Regulation A, or as may be required by the securities administrators or regulators of any state, to confirm that the Subscriber meets applicable financial suitability standards and investment limits.

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3.12.	The Subscriber understands that no state or federal authority has made any finding or determination relating to the fairness for investment of the Shares, or has recommended or endorsed the Shares. The Subscriber understands that the Shares are being offered pursuant to an exemption from registration under Regulation A of the Act, and that the Offering Statement has been qualified by the SEC, but that such qualification does not constitute approval, endorsement or a finding of fairness by the SEC or any state securities authority.

3.13.	The Subscriber understands that the Company has not registered, and does not intend to register, as an investment company under the Investment Company Act of 1940, as amended (the “ICA”). In addition, the Subscriber understands that the Company is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

3.14.	The Subscriber is subscribing for and purchasing the Shares without being furnished any offering literature other than the Offering Circular, the Certificate of Designations and this Agreement, and such other related documents, agreements or instruments as may be attached to the foregoing documents as exhibits or supplements thereto or as the Subscriber has otherwise requested from the Company in writing, and without receiving any representations or warranties from the Company or its agents and representatives other than the representations and warranties contained in said documents, and is making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by the Subscriber or the Subscriber’s advisors.

3.15.	The Subscriber’s true and correct full legal name, address of residence (or, if an entity, principal place of business), phone number, electronic mail address, United States taxpayer identification number, if any, and other contact information are accurately provided on the signature page hereto. The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to the Company. The Subscriber has no present intention of becoming a resident of any other state or jurisdiction.

3.16.	The Subscriber is subscribing for and purchasing the Shares solely for the Subscriber’s own account, for investment purposes, and not with a view toward or in connection with an unlawful distribution thereof. The Subscriber understands that there is no existing public trading market for the Series D Preferred Stock, that the Company is not currently pursuing a listing on Nasdaq or another securities exchange, an alternative trading system or another secondary trading venue, and that, to the extent applicable, non-accredited investors may be subject to resale limitations under Rule 251(d)(3) of Regulation A for a period of one year following purchase. The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Shares, or which would guarantee the Subscriber any profit or insure against any loss with respect to the Shares, and the Subscriber has no plans to enter into any such agreement or arrangement.

3.17.	The Subscriber represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation applicable to the Subscriber. The Subscriber confirms that the consummation of the transactions envisioned herein, including the Subscriber’s purchase of the Shares, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of citizenship and residence.

3.18.	The Company intends to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”). Persona will perform identity verification, know-your-customer (“KYC”), anti-money-laundering (“AML”), and sanctions screening before a T7X wallet is created for the Subscriber; an applicant who fails the required screening will not receive a wallet and cannot proceed with a Subscription. Chainalysis will review USDC sent from external wallets, and any participating broker-dealer must provide applicable KYC sign-off.

For purposes of this Section 3.18, the following terms shall have the meanings described below:

“Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure;

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“Foreign Shell Bank” shall mean a Foreign Bank without a presence in any country;

“Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank;

“Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as noncooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur;

“Prohibited Investor” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to the Company in connection therewith;

“Related Person” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan;

“Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

Subscriber hereby represents, covenants, and agrees that, to the best of Subscriber’s knowledge based on reasonable investigation:

(a)	None of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

(b)	To the extent within the Subscriber’s control, none of the Subscriber’s funds tendered for the Purchase Price will cause the Company or any of its personnel, affiliates or service providers to be in violation of federal anti-money laundering laws, including (without limitation) the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and/or any regulations promulgated thereunder.

(c)	When requested by the Company, T7X or their compliance service providers, the Subscriber will provide any and all additional information, and the Subscriber understands and agrees that the Company may release confidential information about the Subscriber and, if applicable, any underlying beneficial owner or Related Person to U.S. regulators and law enforcement authorities as reasonably necessary to ensure compliance with applicable laws and regulations concerning money laundering and similar activities. The Company and T7X reserve the right to request information necessary to verify the Subscriber’s identity, beneficial ownership and source of funds. In the event of delay or failure by the Subscriber to produce information required for verification, the Subscription may be refused.

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(d)	Neither the Subscriber, nor any person or entity controlled by, controlling or under common control with the Subscriber, any of the Subscriber’s beneficial owners, any person for whom the Subscriber is acting as agent or nominee in connection with this investment nor, in the case of a Subscriber which is an entity, any Related Person is:

(i)	a Prohibited Investor;

(ii)	a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s “immediate family”, which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;

(iii)	a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or a Foreign Bank without a physical presence in any country, but does not include a regulated affiliate; or

(iv)	a person or entity who gives Subscriber reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an “offshore bank”, or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

(e)	The Subscriber hereby agrees to immediately notify the Company if the Subscriber knows, or has reason to suspect, that any of the representations in this Section 3.18 have become incorrect or if there is any change in the information affecting these representations and covenants.

(f)	The Subscriber agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, the Company may undertake appropriate actions, and the Subscriber agrees to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to, redemption of the Subscriber’s Shares to the extent permitted under the Certificate of Designations.

3.19.	The Subscriber represents and warrants that the Subscriber is either:

(a)	Purchasing the Shares with funds that constitute the assets of one or more of the following:

(i)	an “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA;

(ii)	an “employee benefit plan” as defined in Section 3(3) of ERISA that is not subject to either Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (including a governmental plan, non-electing church plan or foreign plan). The Subscriber hereby represents and warrants that (a) its investment in the Shares: (1) does not violate and is not otherwise inconsistent with the terms of any legal document constituting or governing the employee benefit plan; (2) has been duly authorized and approved by all necessary parties; and (3) is in compliance with all applicable laws, and (b) neither the Company nor any person who manages the assets of the Company will be subject to any laws, rules or regulations applicable to such Subscriber solely as a result of the investment in the Shares by such Subscriber;

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(iii)	a plan that is subject to Section 4975 of the Code (including an individual retirement account);

(iv)	an entity (including, if applicable, an insurance company general account) whose underlying assets include “plan assets” of one or more “employee benefit plans” that are subject to Title I of ERISA or “plans” that are subject to Section 4975 of the Code by reason of the investment in such entity, directly or indirectly, by such employee benefit plans or plans; or

(v)	an entity that (a) is a group trust within the meaning of Revenue Ruling 81-100, a common or collective trust fund of a bank or an insurance company separate account and (b) is subject to Title I of ERISA, Section 4975 of the Code, or both; or

(b)	Not purchasing the Shares with funds that constitute the assets of any of the entities or plans described in Section 3.19(a)(i) through 3.19(a)(v) above.

3.20.	The Subscriber further represents and warrants that neither Subscriber nor any of its affiliates (a) has discretionary authority or control with respect to the assets of the Company or (b) provides investment advice for a fee (direct or indirect) with respect to the assets of the Company. For this purpose, an “affiliate” includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the person, and “control” with respect to a person other than an individual means the power to exercise a controlling influence over the management or policies of such person.

3.21.	The Subscriber confirms that the Subscriber has been advised to consult with the Subscriber’s independent attorney regarding legal matters concerning the Company and the Shares, and to consult with independent tax advisers regarding the tax consequences of investing in the Shares. The Subscriber acknowledges that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. The Subscriber acknowledges and agrees that the Company is providing no warranty or assurance regarding the ultimate availability of any tax benefits to the Subscriber by reason of the purchase of the Shares.

Additional Representations Specific to the Series D Preferred Stock.

3.22.	The Subscriber understands and acknowledges that the Shares are equity securities of the Company. The Series D Preferred Stock is convertible, and may be redeemed if applicable, in accordance with the Certificate of Designations. Conversions are subject to the applicable beneficial-ownership limitation, initially 4.999% and adjustable in accordance with the Certificate of Designations to no more than 9.999%. The Offering Statement qualifies up to 4,442,661 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), for issuance upon conversion or, if applicable, redemption of the Series D Preferred Stock, subject to applicable law, the Certificate of Designations, Nasdaq requirements, required shareholder approval and the aggregate 19.99% and other Nasdaq issuance limitations described in the Offering Circular.

3.23.	The Subscriber understands and acknowledges that: (a) each Share has an original issue price and stated value of $10.00; (b) dividends accrue at an initial rate of 8% per annum on the $10.00 stated value, are cumulative, simple and non-compounding, and are payable exclusively in cash when, as and if declared by the Company’s Board of Directors and legally and contractually payable; and (c) each Share has a liquidation preference and Company optional redemption value of $15.00, plus accrued and unpaid dividends, in each case as provided in the Certificate of Designations and described in the Offering Circular.

3.24.	The Subscriber understands and acknowledges that the Series D Preferred Stock will be issued in uncertificated, book-entry form and that T7X’s off-chain master securityholder file is the sole authoritative legal ownership record for the Shares. After legal issuance and recording in that file, T7X may create a corresponding tokenized administrative record on Trusted Smart Chain. Any such tokenized record is only an administrative representation of the underlying Shares, has no independent legal effect, does not itself establish or transfer legal ownership, and provides no separate dividend, voting, conversion, redemption, liquidation, transfer or other rights. If another record conflicts with T7X’s master securityholder file, the master securityholder file controls.

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3.25.	The Subscriber understands and acknowledges that the Subscriber will receive resettable portal login credentials and passwords but will not receive or control a blockchain private key for the Series D tokenized administrative record. The Subscriber may have signing authority over USDC and other transferable assets held in the Subscriber’s T7X sub-wallet, subject to T7X procedures, but that authority does not permit an unauthorized transfer of the Series D Preferred Stock or its tokenized administrative record. The Series D tokenized record is currently non-tradeable, and no alternative trading system or other secondary trading arrangement is currently being pursued.

3.26.	The Subscriber understands and acknowledges that, upon a valid conversion of Series D Preferred Stock, the Company will instruct its Common Stock transfer agent to issue the applicable shares of Common Stock and will instruct T7X to cancel the converted Series D Shares and burn or cancel the corresponding tokenized administrative record. Before completing the cancellation, T7X will confirm that the requesting holder is the record owner and that the applicable Series D Shares have not previously been transferred or converted.

3.27.	The Subscriber understands and acknowledges that there is no existing trading market for the Series D Preferred Stock, that the Company is not currently pursuing its listing on any securities exchange, alternative trading system or other secondary trading venue, and that the Subscriber should be prepared to hold the Shares indefinitely or until conversion, redemption, liquidation or another disposition permitted under the Certificate of Designations and applicable law.

4. Tax Forms.

The Subscriber will complete an IRS Form W-9 or the appropriate Form W-8, which should be returned directly to us via the Platform. The Subscriber certifies that the information contained in the executed copy (or copies) of IRS Form W-9 or appropriate IRS Form W-8 (and any accompanying required documentation), as applicable, when submitted to us will be true, correct and complete. The Subscriber shall (i) promptly inform us of any change in such information, and (ii) furnish to us a new properly completed and executed form, certificate or attachment, as applicable, as may be required under the Internal Revenue Service instructions to such forms, the Code or any applicable Treasury Regulations or as may be requested from time to time by us. The Subscriber has been advised to consult the Subscriber’s own tax advisor regarding the tax consequences of owning the Shares. See “Material U.S. Federal Tax Considerations” in the Offering Circular.

5. No Advisory Relationship.

You acknowledge and agree that the purchase and sale of the Shares pursuant to this Agreement is an arms-length transaction between you and the Company. In connection with the purchase and sale of the Shares, the Company is not acting as your agent or fiduciary. The Company assumes no advisory or fiduciary responsibility in your favor in connection with the Shares or the Company’s business. The Company has not provided you with any legal, accounting, regulatory or tax advice with respect to the Shares, and you have consulted your own respective legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

6. Bankruptcy.

In the event that you file or enter bankruptcy, insolvency or other similar proceeding, you agree to use the best efforts possible to avoid the Company being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) you be allowed to return the Shares to the Company for a refund or require the Company to redeem the Shares other than in accordance with the Certificate of Designations and the Offering Circular, or (ii) the Company be mandated or ordered to redeem the Shares held or owned by you other than in accordance with such terms.

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7. Miscellaneous Provisions.

7.1.	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without regard to the conflicts of laws principles thereof).

7.2.	Investor communications go to the electronic destination on file. MGRX communications go to Investors@MangoRx.com, with a simultaneous certified-mail copy to Investor Relations, Mangoceuticals, Inc., 17130 N. Dallas Parkway, Suite 240, Dallas, Texas 75248.

Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, “business day” shall mean any day other than a day on which banking institutions in the State of Texas are legally closed for business.

7.3.	This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of the Company. Any such assignment, transfer or delegation in violation of this section shall be null and void. Notwithstanding the foregoing, the Company may assign its rights and obligations under this Agreement, in whole or in part, without the consent of the Subscriber, to any affiliate of the Company or to any successor entity in connection with a merger, reorganization, or sale of all or substantially all of the Company’s assets.

7.4.	The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

7.5.	Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto; provided, however, that (a) any amendment to the Series D Preferred Stock or the Certificate of Designations made in accordance with the Certificate of Designations and applicable law shall be effective as to this Agreement without the separate consent of the Subscriber, and (b) the Company may make non-material administrative or clarifying amendments to this Agreement upon written notice to the Subscriber.

7.6.	If one or more provisions of this Agreement are held to be unenforceable under applicable law, rule or regulation, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.7.	In the event that the Company commences any suit, action or other proceeding to interpret this Agreement, or determines to enforce any right or obligation created hereby, then the Company, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any. This Section 7.7 shall not limit any right of the Subscriber to recover attorney’s fees under any applicable statute that expressly provides for such recovery.

7.8.	This Agreement (including the exhibits and schedules attached hereto) and the documents referred to herein (including without limitation the Series D Preferred Stock, the Certificate of Designations and the Offering Circular) constitute the entire agreement among the parties and shall constitute the sole documents setting forth the terms and conditions of the Subscriber’s contractual relationship with the Company with regard to the matters set forth herein. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between us.

7.9.	This Agreement may be executed in any number of counterparts, or facsimile or email counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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7.10.	The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The singular number or masculine gender, as used herein, shall be deemed to include the plural number and the feminine or neuter genders whenever the context so requires.

7.11.	The parties acknowledge that there are no third-party beneficiaries of this Agreement, except for T7X and any affiliates or service providers of the Company that may be involved in the issuance, recordkeeping, payment processing or servicing of the Shares on the Platform, which the parties expressly agree shall be third-party beneficiaries hereof.

8. Consent to Electronic Delivery.

The Subscriber hereby agrees that the Company may deliver all notices, financial statements, valuations, reports, reviews, analyses or other materials, and any and all other documents, information and communications concerning the affairs of the Company and its securities, including information about the investment required or permitted to be provided to the Subscriber regarding the Shares or hereunder, by means of e-mail or by posting on an electronic message board or by other means of electronic communication. Because the Company and the Platform operate principally over the Internet, you will need to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via the Platform or to the email address you provide to us. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to your or our rights, obligations or services under this Agreement (each, a “Disclosure”). The decision to do business with us electronically is yours. This document informs you of your rights concerning Disclosures.

(a)	Scope of Consent. Your consent to receive Disclosures and transact business electronically, and our agreement to do so, applies to any transactions to which such Disclosures relate.

(b)	Consenting to Do Business Electronically. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.

(c)	Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions; and hardware capable of running this software.

(d)	How to Contact Us Regarding Electronic Disclosures. You can contact us via email at investors@mangorx.com. You may also reach us in writing at the following address: Mangoceuticals, Inc., 17130 N. Dallas Parkway, Suite 240, Dallas, Texas 75248, Attention: Investor Relations. You agree to keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered e-mail address changes, you must notify us of the change by sending an email to investors@mangorx.com. You also agree to update your registered residence address and telephone number on the Platform if they change. You will print a copy of this Agreement for your records, and you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on the Platform.

9. Consent to Electronic Delivery of Tax Documents.

Please read this disclosure about how we will provide certain documents that we are required by the IRS to send to you (“Tax Documents”) in connection with your Shares. A Tax Document provides important information you need to complete your tax returns. Tax Documents include applicable Forms 1099 and other applicable forms. Occasionally, we are required to send you CORRECTED Tax Documents. Additionally, we may include inserts with your Tax Documents. We are required to send Tax Documents to you in writing, which means in paper form. When you consent to electronic delivery of your Tax Documents, you will be consenting to delivery of Tax Documents, including these corrected Tax Documents and inserts, electronically instead of in paper form.

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(a)	Agreement to Receive Tax Documents Electronically. By executing this Agreement on the Platform, you are consenting in the affirmative that we may send Tax Documents to you electronically, and acknowledging that you are able to access Tax Documents from the Platform. If you subsequently withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive Tax Documents electronically continues for every tax year until you withdraw your consent.

(b)	How We Will Notify You That a Tax Document is Available. You will receive an electronic notification via email when your Tax Documents are ready for access on the Platform. Your Tax Documents will be maintained on the Platform through at least October 15 of the applicable tax year, at a minimum, should you ever need to access them again.

(c)	Paper Tax Documents—request them from the Company using Section 8(d), or download and print them through the Platform.

(d)	Withdrawal of Consent to Receive Electronic Notices. You can withdraw your consent before the Tax Document is furnished by mailing a letter including your name, mailing address, effective tax year, and indicating your intent to withdraw consent to the electronic delivery of Tax Documents to:

Mangoceuticals, Inc.

Attention: Investor Relations

17130 N. Dallas Parkway, Suite 240

Dallas, Texas 75248

If you withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(e)	Termination of Electronic Delivery of Tax Documents. We may terminate your request for electronic delivery of Tax Documents without your withdrawal of consent in writing in the following instances:

(i)	You do not have a password for your Platform account;

(ii)	Your Platform account is closed;

(iii)	You were removed from the Platform account;

(iv)	Your role or authority on the Platform account changed in a manner that no longer allows you to consent to electronic delivery;

(v)	We received three consecutive email notifications that indicate your email address is no longer valid; or

(vi)	We cancel the electronic delivery of Tax Documents.

(f)	You Must Keep Your E-mail Address Current With Us. You must promptly notify us of a change of your email address. If your mailing address, email address, telephone number or other contact information changes, you may also provide updated information by contacting us at investors@mangorx.com.

(g)	Hardware and Software Requirements. In order to access and retain Tax Documents electronically, you must satisfy the computer hardware and software requirements set forth above in Section 8(c) of this Agreement. You will also need a printer if you wish to print Tax Documents on paper, and electronic storage if you wish to download and save Tax Documents to your computer.

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10. Limitations on Damages.

IN NO EVENT SHALL THE COMPANY BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE COMPANY’S TOTAL AGGREGATE LIABILITY TO THE SUBSCRIBER UNDER OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE PURCHASE PRICE ACTUALLY PAID BY THE SUBSCRIBER FOR THE SHARES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION AND SHALL NOT WAIVE COMPLIANCE WITH THE FEDERAL SECURITIES LAWS OR ANY RIGHT OR REMEDY THAT CANNOT LAWFULLY BE WAIVED.

11. Arbitration.

(a)	Either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 11 (this “Arbitration Provision”). The arbitration shall be conducted in Dallas County, Texas. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you), on the one hand, and the Company (or persons claiming through or connected with the Company), on the other hand, relating to or arising out of this Agreement, the Series D Preferred Stock, the Platform, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of sub-section (e) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. This Arbitration Provision applies to claims under the U.S. federal securities laws only to the extent permitted by applicable law and to all claims that are related to the Company, including with respect to this offering, the Series D Preferred Stock and the Company’s ongoing operations, among other matters. Nothing in this Arbitration Provision constitutes a waiver of compliance with the federal securities laws or of any right or remedy that cannot lawfully be waived. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

(b)	The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS (“JAMS”). The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

(c)	If we elect arbitration, we shall pay all the administrator’s filing costs and administrative fees (other than hearing fees). If you elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. We shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or you request that we pay them and we agree to do so. Each party shall bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives you the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

(d)	Within 30 days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitration administrator. In the event of such an appeal, an opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal (each, an “Arbitration Award”), shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

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(e)	We agree not to invoke our right to arbitrate an individual Claim that you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS, REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

(f)	Unless otherwise provided in this Agreement or consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this sub-section (f), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this sub-section (f) shall be determined exclusively by a court and not by the administrator or any arbitrator.

(g)	This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

(h)	This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party hereto or other party; and (iii) any transfer of any Share to any other party. If any portion of this Arbitration Provision other than sub-section (f) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in sub-section (f) are finally adjudicated pursuant to the last sentence of sub-section (f) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

(i)	You also acknowledge that the requirement to arbitrate disputes contained in this Section 11 and the waiver of court and jury rights contained in Section 12 are material provisions of this Agreement and apply only to the fullest extent permitted by applicable law.

(j)	BY AGREEING TO BE SUBJECT TO THE ARBITRATION PROVISION CONTAINED IN THIS AGREEMENT, INVESTORS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR ANY RIGHT OR REMEDY THAT CANNOT LAWFULLY BE WAIVED.

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12. Waiver of Court & Jury Rights.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY AND WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, THE SHARES, OR ANY OTHER AGREEMENTS RELATED THERETO. NOTHING IN THIS SECTION WAIVES COMPLIANCE WITH THE FEDERAL SECURITIES LAWS OR ANY RIGHT OR REMEDY THAT CANNOT LAWFULLY BE WAIVED.

13. Waiver of Rights to Inspect Books and Records.

By executing this Agreement, you waive, to the fullest extent permitted by applicable law, any waivable right you may have to request to review and obtain confidential information relating to and maintained by the Company, including names and contact information of the Company’s other securityholders, except for reports and information the Company is required to furnish under applicable law, the Certificate of Designations or Regulation A. In addition, to the fullest extent permitted by applicable law, you agree not to seek to compel the Company to produce information described in the preceding sentence. BY AGREEING TO BE SUBJECT TO THE WAIVER PROVISIONS, INVESTORS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR ANY RIGHT OR REMEDY THAT CANNOT LAWFULLY BE WAIVED.

14. Authority.

By executing this Agreement, you expressly acknowledge that you have reviewed this Agreement, the Offering Circular and the Certificate of Designations for this particular Subscription.

Signature Page

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IN WITNESS WHEREOF, the Subscriber, or its duly authorized representative(s), hereby acknowledges that it has read and understood the risk factors set forth in the Offering Circular, and has hereby executed and delivered this Agreement, and executed and delivered herewith the Purchase Price, as of the date set forth above.

THE SUBSCRIBER:

Print Name of Subscriber:

Description of Entity (if applicable):

EIN/SSN:

Signature of Subscriber:

Name of Person Signing on behalf of Subscriber:

Title (if applicable):

Address of Subscriber:

Telephone:

Email:

Number of Series D Shares Purchased (250-Share minimum, unless waived):

Purchase Price per Series D Share: $10.00

Aggregate Subscription Amount: $____________________

Payment Method (check one): ☐ ACH transfer ☐ Wire transfer ☐ USDC

Payment Instructions: Follow the ACH, wire transfer or USDC instructions provided through the Platform.

THE COMPANY:

The Company hereby accepts this Subscription as to __________ Series D Shares for an aggregate accepted amount of $____________________.

MANGOCEUTICALS, INC.

By: ________________________________________

Name: ______________________________________

Title: _______________________________________

Date: _______________________________________

(Signature Page to Subscription Agreement)

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